Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2016 First Quarter Results and Early Ski Season Indicators
BROOMFIELD, Colo. - December 7, 2015 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2016 ended October 31, 2015, as well as certain early ski season indicators.
Highlights

•
Resort Reported EBITDA loss was $46.5 million for the first fiscal quarter of 2016 including results from Perisher. This compares to a loss of $70.5 million in the same period in the prior year, excluding the $16.4 million non-cash gain on the Park City litigation settlement.

•	Net loss attributable to Vail Resorts, Inc. was $59.6 million for the first fiscal quarter of 2016 compared to a net loss of $64.3 million in the same period in the prior year.

•
Sales of season passes through December 5, 2015 for the 2015/2016 ski season were up approximately 13% in units and approximately 19% in sales dollars versus the comparable period in the prior year, excluding Perisher Freedom Pass and Epic Australia Pass sales in both periods.

•	The Company reaffirmed its guidance for fiscal year 2016 of $405 million to $430 million of Resort Reported EBITDA.

Commenting on the Company's fiscal 2016 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss given that our U.S. based mountain resorts are not open for winter ski operations during the period. The quarter’s results are primarily driven by our summer activities, dining, retail/rental and lodging operations, administrative expenses and, for the first time, the operating results from Perisher. We were very pleased with our results in the quarter, with strong summer visitation to our U.S. mountain resorts driving increases in all of our key lines of business bolstered by the investments we have made in new summer activities. Additionally, we are very pleased with the results from Perisher’s first season under our ownership. Perisher’s results exceeded the expectations we had when we completed the acquisition due to strong visitation, in part driven by strong season pass sales following the announcement of our transaction, and strong yield growth. Our lodging results for the fiscal quarter were very encouraging with both occupancy and rate increases compared to the prior year. In particular, our properties at Grand Teton Lodge Company experienced strong visitation and spending as the park reached near record visitation levels this summer.”
Regarding Real Estate, Katz said, “We continue to see positive momentum in our resort real estate markets. In the first fiscal quarter, we closed on sales of two units at Ritz-Carlton Residences, Vail and two units at One Ski Hill Place, as well as the sale of a land parcel.  Real Estate Reported EBITDA was $1.2 million for the first fiscal quarter, as compared to a loss of $2.2 million in the first fiscal quarter last year. For the quarter, Net Real Estate Cash Flow totaled $10.0 million.”

Katz continued, “Our balance sheet remains very strong.  We ended the quarter with $39.6 million of cash on hand, and $197.5 million of outstanding borrowings under the revolver portion of our senior credit facility, primarily as a result of funding the Perisher acquisition. Our Net Debt (including our capitalized Canyons lease obligation) was 2.1 times trailing twelve months Total Reported EBITDA.  Given our strong financial position, robust operating cash flow generation and confidence in the future growth of our business, we will continue to be more aggressive in returning capital to our shareholders while continuing to reinvest in our business. Toward this end, during the quarter we repurchased 377,830 shares of our common stock at a weighted average price of $105.85 per share, requiring total funding of $40 million. In addition, our Board of Directors has increased our authorization for share repurchases by 1.5 million shares to approximately 2.2 million shares and we intend to maintain an opportunistic, but methodical, approach to share repurchases. I am also pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock of $0.6225 per share of common stock. We believe that a combination of quarterly dividends and share repurchases are an effective strategy to return capital to our investors while maintaining the flexibility to continue investing in the strategic and internal growth of our business.”
Regarding the upcoming ski season, Katz said, “Our 2015/2016 ski season is just underway and we are excited to officially open the new Park City which is now the largest ski resort in the United States. Our $50 million investment to combine and transform Park City and Canyons is complete, including the new Quicksilver gondola, upgraded King Con and Motherlode chairlifts with increased capacity, and new and improved dining facilities with the addition of the 500 seat Miner’s Camp restaurant at the base of the Quicksilver gondola, the 250 seat expansion of the Red Pine Lodge and the renovated Summit House. Together, these improvements will dramatically improve the guest experience this season and for years to come. In addition to the transformation of Park City, we have also upgraded the Avanti chairlift at Vail Mountain with a new high-speed six-passenger chairlift to increase lift capacity by 30% at an important mid-mountain location. We are very pleased that all of our resorts have had strong openings, with excellent conditions in Colorado, Utah and Tahoe.”
Moving on to early ski season indicators, Katz said, “Our sales of season passes continue to deliver outstanding results. As we approach the end of our selling period, season pass sales are up approximately 13% in units and 19% in sales dollars through December 5, 2015 compared to the prior year period ending December 6, 2014 (excluding Perisher Freedom Pass and Epic Australia Pass sales in both periods). We are seeing very solid sales growth in our Colorado and Utah markets and results in Northern California are in line with last year. However, our strong overall results are being driven by sales to destination guests who were responsible for more than three-quarters of our total growth and now represent approximately 44% of our total pass holders. Further, for the 2015/2016 season, we expect to sell over 500,000 season passes, including all of our pass products from around the world, which is an incredible accomplishment that speaks to the loyalty and engagement our Company has created with our guests.  As we head into the season in the U.S., we are seeing lodging bookings across our resorts largely trending ahead of this time last year.  Consistent with our last update, international bookings are soft, particularly from Canada, the U.K. and Brazil, given the strong U.S. dollar, but these trends are more than offset by strength in domestic bookings and we don’t expect currency challenges to have a material impact on our results relative to our guidance. Australia is currently our best performing international market and we are seeing a number of signs that our acquisition of Perisher will allow us to outperform broader industry trends. Based on historical averages, less than 50% of the bookings for the winter season have been made by this time.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the first fiscal quarter of 2016 ended October 31, 2015 filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•	Mountain segment net revenue increased $40.6 million, or 67.1%, to $100.9 million for the three months ended October 31, 2015 as compared to the same period in the prior year.

•
Mountain Reported EBITDA loss was $49.4 million for the three months ended October 31, 2015 which represents an improvement of $21.9 million, or 30.7%, compared to the Mountain Reported EBITDA loss for same period in prior year (excluding the $16.4 million non-cash gain on the Park City litigation settlement). Mountain Reported EBITDA includes a full quarter of peak Perisher operations in the current period.

•	Mountain Reported EBITDA includes $3.4 million of stock-based compensation expense for the three months ended October 31, 2015 as compared to $3.2 million in the same period in the prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended October 31, 2015 increased $5.3 million, or 9.5%, as compared to the same period in the prior year.

•	Lodging Reported EBITDA increased $2.1 million to $2.8 million for the three months ended October 31, 2015 as compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.7 million of stock-based compensation expense for the three months ended October 31, 2015 as compared to $0.6 million in the same period in the prior year.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $46.3 million, or 39.0%, to $165.2 million for the three months ended October 31, 2015 as compared to the same period in the prior year.

•
Resort Reported EBITDA loss was $46.5 million for the first fiscal quarter of 2016 including results from Perisher. This compares to a loss of $70.5 million in the same period in the prior year, excluding the $16.4 million non-cash gain on the Park City litigation settlement.

Real Estate Segment

•	Real Estate segment net revenue for the three months ended October 31, 2015 was flat as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $10.0 million for the three months ended October 31, 2015, an increase of $5.0 million from the same period in the prior year.

•	Real Estate Reported EBITDA improved by $3.4 million, to $1.2 million for the three months ended October 31, 2015 as compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes zero and $0.4 million of stock-based compensation expense for the three months ended October 31, 2015 and 2014, respectively.

Total Performance

•	Total net revenue increased $46.3 million, or 36.1%, to $174.6 million for the three months ended October 31, 2015 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $59.6 million, or a loss of $1.63 per diluted share, for the first quarter of fiscal 2016 compared to net loss attributable to Vail Resorts, Inc. of $64.3 million, or a loss of $1.77 per diluted share, in the first quarter of the prior year.

Return of Capital
The Company declared a quarterly cash dividend of $0.6225 per share of common stock that will be payable on January 12, 2016 to shareholders of record on December 28, 2015.
In the first quarter of fiscal 2016, the Company repurchased 377,830 shares at an average price of $105.85 for a total of $40 million. The Company’s Board of Directors also approved an increase of 1.5 million authorized shares in the repurchase program, bringing the total shares available for repurchase to approximately 2.2 million under the current authorization.

Outlook
Commenting on fiscal 2016 guidance, Katz continued, “Given our first quarter results and the indicators we are seeing for the upcoming season, we are even more confident in our outlook for fiscal 2016. That said, the ski season has just begun (in the U.S.), with our primary earnings period still in front of us, and we are reiterating our Resort Reported EBITDA guidance for fiscal 2016 that was included in our September earnings release.”
Regarding calendar year 2016 capital expenditures, Katz said, “We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders.  While we will announce our complete capital plan for calendar year 2016 in March 2016, we are pleased to announce two signature projects that we intend to construct in 2016 for the 2016/2017 ski season. The first project is the addition of a new 500 seat restaurant at the top of the Peak 7 chairlift at Breckenridge. Already one of the most popular resorts in North America, the new restaurant will dramatically improve the dining experience on the mountain, particularly given its location directly adjacent to our new Peak 6 terrain. The second project is the upgrade of the Sun Up chairlift at Vail Mountain (Chair 17), from a fixed grip triple to a high-speed four-passenger chairlift. This new chairlift will significantly improve the ski experience in Sun Up Bowl and more quickly move skiers and riders to and from the Back Bowls and Blue Sky Basin. With this new addition, every major chairlift on Vail Mountain will be a high-speed chairlift. Both of these projects are subject to regulatory approvals. We expect our total resort capital plan for calendar 2016, including these two projects but excluding investments in summer activities, will total approximately $100 million which is consistent with our long-term capital guidance.”

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 466-4587 (U.S. and Canada) or (719) 325-2289 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 21, 2015, at 12:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 5132674.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate nine world-class mountain resorts and two urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian Dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. In this release, we also separately present Reported EBITDA excluding the non-cash gain on the Park City litigation settlement. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs/land basis less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2015	2014
Net revenue:
Mountain	$100,933	$60,386
Lodging	64,286	58,493
Real estate	9,348	9,383
Total net revenue	174,567	128,262
Segment operating expense:
Mountain	151,158	131,952
Lodging	61,437	57,754
Real estate	9,341	11,614
Total segment operating expense	221,936	201,320
Other operating (expense) income:
Depreciation and amortization	(38,700)	(35,969)
Gain on sale of real property	1,159	—
Gain on litigation settlement	—	16,400
Change in fair value of contingent consideration	—	4,550
Loss on disposal of fixed assets and other, net	(1,779)	(755)
Loss from operations	(86,689)	(88,832)
Mountain equity investment income, net	842	325
Investment income (loss), net	198	(26)
Interest expense	(10,595)	(13,568)
Loss before benefit from income taxes	(96,244)	(102,101)
Benefit from income taxes	36,574	37,777
Net loss	(59,670)	(64,324)
Net loss attributable to noncontrolling interests	83	48
Net loss attributable to Vail Resorts, Inc.	$(59,587)	$(64,276)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.63)	$(1.77)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.63)	$(1.77)
Cash dividends declared per share	$0.6225	$0.4150
Weighted average shares outstanding:
Basic	36,471	36,249
Diluted	36,471	36,249
Other Data:
Mountain Reported EBITDA	$(49,383)	$(54,841)
Lodging Reported EBITDA	$2,849	$739
Resort Reported EBITDA	$(46,534)	$(54,102)
Real Estate Reported EBITDA	$1,166	$(2,231)
Total Reported EBITDA	$(45,368)	$(56,333)
Mountain stock-based compensation	$3,380	$3,243
Lodging stock-based compensation	$747	$602
Resort stock-based compensation	$4,127	$3,845
Real Estate stock-based compensation	$(37)	$356
Total stock-based compensation	$4,090	$4,201

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2015	2014	(Decrease)
Net Mountain revenue:
Lift	$20,153	$—	nm
Ski school	3,384	—	nm
Dining	12,355	8,039	53.7%
Retail/rental	32,389	29,473	9.9%
Other	32,652	22,874	42.7%
Total Mountain net revenue	$100,933	$60,386	67.1%
Mountain operating expense:
Labor and labor-related benefits	$51,799	$43,005	20.4%
Retail cost of sales	16,479	16,790	(1.9)%
General and administrative	37,214	32,016	16.2%
Other	45,666	40,141	13.8%
Total Mountain operating expense	$151,158	$131,952	14.6%
Gain on litigation settlement	—	16,400	(100.0)%
Mountain equity investment income, net	842	325	159.1%
Mountain Reported EBITDA	$(49,383)	$(54,841)	10.0%

Less: gain on litigation settlement	—	(16,400)	(100.0)%
Mountain Reported EBITDA excluding gain on litigation settlement	$(49,383)	$(71,241)	30.7%

Total skier visits	435	—	nm
ETP	$46.33	$—	nm

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2015	2014	(Decrease)
Lodging net revenue:
Owned hotel rooms	$17,306	$14,918	16.0%
Managed condominium rooms	8,247	8,111	1.7%
Dining	15,041	13,538	11.1%
Transportation	2,320	2,317	0.1%
Golf	8,247	7,549	9.2%
Other	10,425	9,818	6.2%
	61,586	56,251	9.5%
Payroll cost reimbursements	2,700	2,242	20.4%
Total Lodging net revenue	$64,286	$58,493	9.9%
Lodging operating expense:
Labor and labor-related benefits	$28,695	$27,375	4.8%
General and administrative	7,969	7,517	6.0%
Other	22,073	20,620	7.0%
	58,737	55,512	5.8%
Reimbursed payroll costs	2,700	2,242	20.4%
Total Lodging operating expense	$61,437	$57,754	6.4%
Lodging Reported EBITDA	$2,849	$739	285.5%

Owned hotel statistics:
ADR	$199.41	$189.50	5.2%
RevPAR	$133.14	$118.37	12.5%
Managed condominium statistics:
ADR	$177.76	$176.22	0.9%
RevPAR	$43.92	$41.44	6.0%
Owned hotel and managed condominium statistics (combined):
ADR	$190.35	$183.76	3.6%
RevPAR	$74.20	$66.91	10.9%
Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2015	2014
Real estate held for sale and investment	$120,769	$157,182
Total Vail Resorts, Inc. stockholders’ equity	742,684	744,725
Long-term debt	817,058	819,238
Long-term debt due within one year	13,319	1,022
Total debt	830,377	820,260
Less: cash and cash equivalents	39,606	29,840
Net debt	$790,771	$790,420

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. In this release, the Company also separately presents Reported EBITDA excluding the non-cash gain on the Park City litigation settlement. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.

Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2015 and 2014.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2015	2014
Mountain Reported EBITDA excluding gain on litigation settlement	$(49,383)	$(71,241)
Lodging Reported EBITDA	2,849	739
Resort Reported EBITDA excluding gain on litigation settlement*	(46,534)	(70,502)
Gain on litigation settlement	—	16,400
Resort Reported EBITDA*	(46,534)	(54,102)
Real Estate Reported EBITDA	1,166	(2,231)
Total Reported EBITDA	(45,368)	(56,333)
Depreciation and amortization	(38,700)	(35,969)
Loss on disposal of fixed assets and other, net	(1,779)	(755)
Change in fair value of contingent consideration	—	4,550
Investment income (loss), net	198	(26)
Interest expense	(10,595)	(13,568)
Loss before benefit from income taxes	(96,244)	(102,101)
Benefit from income taxes	36,574	37,777
Net loss	$(59,670)	$(64,324)
Net loss attributable to noncontrolling interests	83	48
Net loss attributable to Vail Resorts, Inc.	$(59,587)	$(64,276)

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2015.

(In thousands)
(unaudited)
Twelve Months Ended October 31, 2015
Mountain Reported EBITDA	$349,562
Lodging Reported EBITDA	23,786
Resort Reported EBITDA*	373,348
Real Estate Reported EBITDA	(3,518)
Total Reported EBITDA	369,830
Depreciation and amortization	(151,854)
Loss on disposal of fixed assets and other, net	(3,081)
Change in fair value of contingent consideration	(900)
Investment income, net	470
Interest expense	(48,268)
Loss on extinguishment of debt	(11,012)
Income before provision for income taxes	155,185
Provision for income taxes	(35,921)
Net income	$119,264
Net loss attributable to noncontrolling interests	179
Net income attributable to Vail Resorts, Inc.	$119,443

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2015.

	(In thousands) (Unaudited) As of October 31, 2015
Long-term debt	$817,058
Long-term debt due within one year	13,319
Total debt	830,377
Less: cash and cash equivalents	39,606
Net debt	$790,771
Net debt to Total Reported EBITDA	2.1	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2015 and 2014.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2015	2014
Real Estate Reported EBITDA	$1,166	$(2,231)
Non-cash real estate cost of sales	6,940	7,015
Non-cash real estate stock-based compensation	(37)	356
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	1,924	(150)
Net Real Estate Cash Flow	$9,993	$4,990